UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 13, 2016

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2016, our Board of Directors increased the number of members of the Board from five to six seats. Concurrently, the Board appointed Alexandre Zyngier as a new member to the Board of Directors, filling the vacancy. The Board believes that Mr. Zyngier is independent under Nasdaq rules. The Board has not yet considered to which, if any, committees Mr. Zyngier will be named.

In connection with the appointment of Mr. Zyngier, on June 15, 2016, the Board of Directors approved paying Mr. Zyngier $100,000 as director compensation, payable, at the election of Mr. Zyngier, either (i) in common stock of the Company, based on a price $0.73 per share, (ii) in cash when funds are deemed available, or (iii) in a combination thereof. It was provided that if Mr. Zyngier elected for us to pay him in common stock, the issuance of such shares would be subject to stockholder approval. Mr. Zyngier elected to receive all $100,000 in common stock (amounting to 136,986 shares). This proposed issuance will be included as a proposal in our next annual meeting of stockholders. In the event the proposal is not approved by stockholders, Mr. Zyngier will receive his entire $100,000 in director compensation in cash when funds are deemed available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: June 16, 2016	By: /s/ John Brda
John Brda
President and Chief Executive Officer

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